Exhibit 10.01

FBR & CO.

2006 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective October 22, 2013)

FBR & Co., a corporation existing under the laws of the Commonwealth of Virginia (the “Company”), hereby establishes and adopts the following 2006 Long-Term Incentive Plan (the “Plan”), as amended and restated effective October 22, 2013.

1.	PURPOSE OF THE PLAN

1.1.	Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1.	“Accounting Firm” shall have the meaning set forth in Section 11.4.

2.2.	“Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.3.	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award, Dividend Equivalent, Interest Equivalent, or Other Stock-Based Award granted pursuant to the provisions of the Plan.

2.4.	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.5.	“Board” shall mean the board of directors of the Company.

2.6.	“Change in Control” shall have the meaning set forth in Section 11.1.

2.7.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.8.	“Committee” shall mean the Compensation Committee of the Board, or, if such committee of the Board has not been appointed, the Board.

2.9.	“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

2.10.	“Director” shall mean a non-employee member of the Board.

2.11.	“Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.12.	“Employee” shall mean any employee of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.13.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14.	“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are not listed on a stock exchange, the Fair Market Value of the Shares on any date shall be their fair market value as determined by the Committee using any reasonable method and in good faith. If the Shares are listed on a stock exchange, the Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on such stock exchange (or the exchange selected by the Committee if the Shares are listed on more than one stock exchange), on such date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported).

2.15.	“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.16	“Interest Equivalent” shall have the meaning set forth in Section 12.5

2.17.	“Limitations” shall have the meaning set forth in Section 10.5.

2.18.	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.19.	“Option Proceeds” shall mean the cash actually received by the Company for the option price in connection with the exercise of Options that are exercised after the effective date of the Plan. To the extent that a Participant pays the option price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amounts so paid in Shares.

2.20.	“Other Stock-Based Award” shall have the meaning set forth in Section 8.1.

2.21.	“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.22.	“Payee” shall have the meaning set forth in Section 13.1.

2.23.	“Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 9.

2.24.	“Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.25.	“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.26.	“Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.27.	“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.28.	[Omitted]

2.29.	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30.	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.31.	“Restriction Period” shall have the meaning set forth in Section 7.1.

2.32.	“Restricted Stock Unit” shall mean an Other Stock-Based Award that is denominated in units that correspond to Shares, may be settled in cash or Shares and has such restrictions and vesting requirements as the Committee, in its sole discretion, may impose, which restrictions may lapse and which vesting requirements may be satisfied separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.33.	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.34.	“Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.35.	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.36.	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.37.	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.38.	“Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

In addition, certain other terms used in the Plan have definitions provided to them in the first place in which they are used herein.

3.	SHARES SUBJECT TO THE PLAN

3.1	Number of Shares. (a) Subject to adjustment as provided in Section 12.2, a total of 7,217,496 Shares shall be authorized for grant under the Plan.

(b)	If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares, if any, subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan.

(c)	In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(d)	Shares reacquired by the Company on the open market using Option Proceeds shall be available for Awards under the Plan. The increase in Shares available pursuant to the repurchase of Shares with Option Proceeds shall not be greater than the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option giving rise to such Option Proceeds.

(e)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares otherwise authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the last date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or any Affiliate prior to such acquisition or combination.

(f)	Grants of awards as a material inducement to a person becoming an employee of the Company or any Subsidiary, including new employees in connection with a merger or acquisition, or a former employee being rehired as an employee following a bona fide period of interruption of employment, shall not reduce the Shares authorized for grant under the Plan, provided that the Committee determines that such awards may be made outside of the Plan in accordance with the rules and regulations of each stock exchange on which the Shares are then listed.

(g)	Subject to adjustment as provided in Section 12.2, the aggregate number of Shares that may be issued under the Plan upon the exercise of Options that are incentive stock options under Code section 422 is 7,217,496 Shares. The maximum aggregate value of the Shares that may be awarded in any calendar year to a Participant who is a Director is $500,000.

3.2.	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1.	Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2.	Administration.

(a)	The Plan shall be administered by the Committee. The Directors may remove from, add members to, or fill vacancies on, the Committee.

(b)	The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents or Interest Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c)	Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any shareholder and any Employee or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(d)	The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers of the Company and to cancel or suspend Awards to Employees who are not Directors or officers of the Company.

5.	OPTIONS

5.1.	Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2.	Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3.	Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 11 or Section 12.2, the Committee shall not be permitted to (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards) or cash, or (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of a stock exchange on which the Shares are listed, without shareholder approval.

5.4.	Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability as provided in Section 12.4(a). Notwithstanding the foregoing, if the term of an Option which is not an incentive stock option under Code section 422 would otherwise expire during a period when trading in Shares is prohibited by applicable law or by Company policy, the term of such Option shall expire 30 days after such period ends.

5.5.

Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including by certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share, and any Option covering a fraction of a Share shall be canceled. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. Except under certain circumstances contemplated by Section 11 or as may be set forth in an Award Agreement with respect to death or disability of a Participant, Options will not be exercisable before the expiration of one year from the date the Option is granted.

5.6.	Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

6.	STOCK APPRECIATION RIGHTS

6.1.	Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.	Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)	Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other lesser amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right.

(b)	Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(c)	Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d)	Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised; provided, however, that if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

(e)	The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(f)	The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate. In connection with the foregoing, the Committee shall consider the applicability and effect of Section 162(m) of the Code. Notwithstanding the foregoing provisions of this Section 6.2(f), but subject to Section 12.2 and Section 12.4(a), a Freestanding Stock Appreciation Right shall not have a term of greater than ten years. Notwithstanding the foregoing, if the term of a Freestanding Stock Appreciation Right would otherwise expire during a period when trading in Shares is prohibited by applicable law or by Company policy, the term of such Freestanding Stock Appreciation Right shall expire 30 days after such period ends. Except under certain circumstances contemplated by Section 11 or as may be set forth in an Award Agreement with respect to death or disability of a Participant, Freestanding Stock Appreciation Rights will not be exercisable before the expiration of one year from the date the right is granted. In addition to the foregoing, but subject to Section 11 and Section 12.2, the Committee shall not be permitted to (a) lower the base amount per Share of any Stock Appreciation Right after the date of grant, (b) cancel a Stock Appreciation Right when the base amount per Share exceeds the Fair Market Value of a Share in exchange for another Award (other than in connection with Substitute Awards) or cash, or (c) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of a stock exchange on which the Shares are listed, without shareholder approval.

(g)	The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.	RESTRICTED STOCK AWARDS

7.1.	Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock

7.2.	Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.3.	Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4.	Minimum Vesting Period. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change in Control referred to in Section 11), Restricted Stock Awards subject solely to continued employment restrictions shall have a Restriction Period of not less than one year from date of grant (but permitting pro-rata vesting over such time); provided, that the provisions of this Section 7.4 shall not be applicable to any Substitute Awards or grants of Restricted Stock in payment of Performance Awards pursuant to Section 9. Subject to the foregoing one-year minimum vesting requirement, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the Treasury Regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based compensation exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

8.	OTHER STOCK–BASED AWARDS

8.1.	Stock and Administration. Restricted Stock Units, other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or securities convertible into Shares (“Other Stock-Based Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock-Based Awards shall be paid in Shares, cash or a combination, as determined by the Committee. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees and Directors to whom and the time or times at which such Other Stock-Based Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient. Other Stock-Based Awards may be immediately vested, immediately transferable or both immediately vested and transferable. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change in Control referred to in Section 11), Other Stock-Based Awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the Committee for a period of not less than one year from date of grant (but permitting pro-rata vesting over such time); provided, that such restrictions shall not be applicable to any Substitute Awards, grants of Other Stock-Based Awards in payment of Performance Awards pursuant to Section 9, or grants of Other Stock-Based Awards on a deferred basis. In addition, the Committee may award unrestricted Shares to Participants in lieu of certain cash payments awarded under other compensation plans or programs of the Company.

8.2.	Terms and Conditions. Shares (including securities convertible into Shares) subject to Awards granted under this Section 8 may be issued for no consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 8 shall be purchased for such consideration as the Committee shall determine in its sole discretion. Notwithstanding the foregoing, any cash, Shares or other property distributed with respect to any Other Stock-Based Award as to which the restrictions have not yet lapsed or the vesting or performance requirements have not yet been satisfied shall be subject to the same restrictions, requirements and risks of forfeiture as such Other Stock-Based Award.

9.	PERFORMANCE AWARDS

9.1.	Terms of Performance Awards. Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis. Notwithstanding the foregoing, any cash, Shares or other property distributed with respect to a Performance Award as to which the restrictions have not yet lapsed or the vesting or performance requirements have not yet been satisfied shall be subject to the same restrictions, requirements and risks of forfeiture as such Performance Award.

10.	CODE SECTION 162(m) PROVISIONS

10.1.	Performance Criteria. If any Award is intended to satisfy the performance-based compensation exception under Code Section 162(m), then the lapsing of restrictions on such an Award and the distribution of cash, Shares or other property pursuant thereto, as applicable, may be based upon the attainment of specified levels of one or any combination of the following, and may be expressed in absolute amounts, on a per Share basis, relative to one or more other performance measures, or as a growth rate or change from preceding periods: revenue; product revenue; return on revenue; net income (before or after taxes); earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); net earnings; shareholders’ equity or return on shareholders’ equity; assets, tangible assets; return on assets or net assets; capital or return on capital (including return on total capital or return on invested capital or return on employed capital); book value; tangible book value; combined net worth, debt to equity ratio; debt to capitalization ratio; economic value added models or equivalent metrics; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead or incentive compensation); expenses or reengineering savings; operating margins, gross margins or cash margin; cash flow (before or after dividends), free cash flow, operating cash flow, or cash flow return on investment; return on equity; stock price, stock price performance or total shareholder return; market share; debt reduction; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or regulatory achievements. The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices (e.g., stock market indices) or be based upon any combination of the foregoing. In addition to the performance objectives, the Committee may also condition payment of any such Award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance objective or objectives specified in the Award are satisfied. In addition, the Committee may provide that in measuring the achievement of the performance objectives, an Award may include or exclude extraordinary items such as realized investment gains and losses, restructurings, discontinued operations, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items, events not within the reasonable control of the Company’s management, or changes in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

10.2.	Adjustments. Notwithstanding any provision of the Plan (other than Section 11), with respect to any Restricted Stock, Performance Award or Other Stock-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

10.3.	Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Notwithstanding the foregoing, any cash, Shares or other property distributed with respect to any Award as to which the restrictions have not yet lapsed or the vesting or performance requirements have not yet been satisfied shall be subject to the same restrictions, requirements and risks of forfeiture as such Award.

10.4.

Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 12.2, no Participant may be granted Options or Stock Appreciation Rights during any calendar year with respect to more than 250,000 Shares. Subject to adjustment as provided in Section 12.2, no Participant may be granted in any calendar year Restricted Stock, Performance Awards and/or Other Stock-Based Awards that are intended to satisfy the performance-based compensation exception under Code Section 162(m) and that are denominated in Shares with respect to more than 187,500 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any

Participant in any calendar year with respect to Performance Awards and/or Other Stock-Based Awards that are intended to satisfy the performance-based compensation exception under Code Section 162(m) and that are valued with reference to property other than Shares is $15,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE IN CONTROL PROVISIONS

11.1.	Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(a)	acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 11.1; or

(b)	Individuals who, as of any date during the 36-month period preceding such event, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 36 month period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or the Founders or Founder Affiliates) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

11.2.	Impact of Change in Control. Unless the Committee determines otherwise in an Award Agreement, upon a Change in Control, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (c) all Performance Awards shall be considered to be earned and payable (at target, either in full or pro-rata based on the portion of Performance Period completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock-Based Awards or any other Awards shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3.

Assumption Upon Change in Control. Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock-Based Award, then each outstanding Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock-Based Award shall not be accelerated as described in Sections 11.2(a), (b) and (d). For the purposes of this Section 11.3, an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of an involuntary termination without cause or a voluntary termination for good reason of a Participant’s employment in such successor company within a 24-month period following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 11.2(a), (b) and (d) above.

11.4.	Limitations on Benefits.

(a)	Subject to Section 11.4(e), but despite any other provision of this Plan, if it is determined that receipt of benefits or payments under this Plan, taking into account other benefits or payments provided under other plans, agreements or arrangements, would subject a Participant to tax under Code Section 4999, it must determine whether some amount of the benefits or payments would meet the definition of a “Reduced Amount.” If it is determined that there is a Reduced Amount, the total benefits and payments must be reduced to such Reduced Amount, but not below zero.

(b)	If it is determined that the total benefits and payments should be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, including a copy of the detailed calculations by the independent accounting firm engaged to audit the Company’s financial statements immediately before the Change in Control (the “Accounting Firm”). All determinations made by the Accounting Firm under this section are binding upon the Company and the Participant.

(c)	It is the intention of the Company and the Participant to reduce the total benefits and payments under this Plan and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Company’s accounting firm under this section, however, it is possible that amounts will have been paid or distributed under the Plan to or for the benefit of a Participant which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed under the Plan to or for the benefit of a Participant could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the accounting firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (to the extent permitted by applicable law) as a loan ab initio for which the Participant must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Participant is subject to tax under Code section 1 or 4999 or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the accounting firm must promptly notify the Administrator of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2), must be paid to the Participant.

(d)	For purposes of this section, (i) “Net After Tax Receipt” means the Present Value of a payment or benefit under this Plan and all other plans, agreements and arrangements net of all taxes imposed on Participant with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Participant’s taxable income for the immediately preceding taxable year; (ii) “Present Value” means the value determined in accordance with Code section 280G(d)(4); and (iii) “Reduced Amount” means the smallest aggregate amount of all payments or benefit under this Plan which (a) is less than the sum of all payments or benefit under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments or benefit under this Plan and all other plans, agreements and arrangements were any other amount less than the sum of all payments or benefit under this Plan and all other plans, agreements and arrangements.

(e)	This section shall not apply to awards made to any Participant to the extent that this section conflicts with an Award Agreement or other agreement between the Participant and the Company.

12.	GENERALLY APPLICABLE PROVISIONS

12.1.	Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3 or Section 6.2(f), (e) increase the maximum permissible term of any Option specified by Section 5.4, or (f) amend any provision of Section 10.4. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2.	Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, but without regard to the payment of any cash dividends by the Company in the ordinary course), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, the terms of the Plan and Awards shall be adjusted and such adjustments shall be as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3.	Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Section 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award for no consideration with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 12.3.

12.4.	Termination of Employment. Unless the Committee shall determine otherwise at or after the date of grant, the following termination provisions shall apply:

(a)

Death or Disability. Upon a Participant’s termination due to death or disability, as those terms may be defined in the Award Agreement, (i) Options and Stock Appreciation Rights outstanding as of the date of termination shall immediately vest and become fully exercisable, and remain exercisable for one year, even if one year exceeds the original option term (except for Options that are incentive stock options under Code section 422 and related Tandem Stock

Appreciation Rights that shall not be exercisable after the original term), and even if death occurs during a post-termination exercise period; (ii) Performance Awards shall be considered to be earned and payable (at target, either in full or pro-rata based on the portion of Performance Period completed as of the date of termination and performance to such date), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; (iii) restrictions and deferral limitations on Restricted Stock, Other Stock-Based Awards, and any other Awards shall lapse and the Restricted Stock shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(b)	Retirement. Upon a Participant’s retirement, as that term may be defined in the Award Agreement, and conditioned upon the Participant entering into non-compete, non-solicitation, non-disclosure, and non-disparagement agreements, (i) Options and Stock Appreciation Rights outstanding as of the date of termination and that are not vested shall continue to vest and, once vested, shall remain exercisable for the lesser of three (3) years from vesting date or their original terms; (ii) Options and Stock Appreciation Rights outstanding as of the date of termination and that are vested shall remain exercisable for the lesser of three (3) years from the date of termination or their original terms, (iii) Performance Awards shall continue to vest and shall be payable upon completion of the applicable Performance Period to the extent the associated performance goals are achieved; (iv) Restricted Stock, Other Stock-Based Awards, or any other Awards shall continue to vest, as applicable; and (v) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(c)	Involuntary Termination Without Cause due to a Reduction in Force. Upon a Participant’s involuntary termination without cause due to a reduction in force, as that term may be defined in the Award Agreement, and conditioned upon the Participant entering into non-solicitation, non-disclosure, and non-disparagement agreements, (i) vested Options and Stock Appreciation Rights outstanding as of the date of termination shall remain exercisable for 90 days, and unvested Options and Stock Appreciation Rights shall be forfeited; (ii) Performance Awards shall be payable at the end of the applicable Performance Period, to the extent the associated performance goals are achieved, pro-rata based on the number of months of the Performance Period that have been completed as of the date of termination divided by the total number of months in the Performance Period; (iii) Restricted Stock, Other Stock-Based Awards or any other Awards subject to a cliff vesting or annual pro rata vesting provision shall vest pro-rata based on the number of months of the vesting period completed as of the date of termination divided by the total number of months in the vesting period, and unvested Restricted Stock, unvested Other Stock-Based Awards or any other unvested Awards shall be forfeited; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(d)	Termination for Cause. Upon a Participant’s termination for cause, as that term may be defined in the Award Agreement, (i) all Options and Stock Appreciation Rights outstanding as of the date of termination, whether vested or not vested, shall be immediately canceled, and (ii) any unvested awards of Restricted Stock, Performance Awards, Other Stock-Based Awards or other Awards shall be immediately forfeited.

(e)	Other Termination. Upon a Participant’s termination for any other reason, including voluntary resignation and involuntary termination without cause not due to a reduction in force, as those terms may be defined in the Award Agreement, (i) vested Options and Stock Appreciation Rights outstanding on the date of termination shall remain exercisable for 90 days, and unvested Options and Stock Appreciation Rights shall be forfeited, and (ii) unvested Restricted Stock, Performance Awards, Other Stock-Based Awards or other Awards shall be immediately forfeited.

12.5.	Deferral; Dividend Equivalents and Interest Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any cash-based Award, including deferred Awards or accumulated cash Dividend Equivalents, may be credited with interest (“Interest Equivalents”) on the same basis as provided above. Notwithstanding the foregoing, any Dividend Equivalent or Interest Equivalent with respect to an Award as to which the restrictions have not yet lapsed or the vesting or performance requirements have not yet been satisfied shall be subject to the same restrictions, requirements and risks of forfeiture as such Award.

13.	MISCELLANEOUS

13.1.	Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable Federal, State and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for the period, if any, necessary to avoid accounting charges against the Company’s earnings, or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

13.2.	Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3.	Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4.

Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Affiliate or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, as determined by the Committee in its sole discretion.

13.5.	Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6.	Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.8.	Section 409A. To the extent applicable, the Plan and Award agreements will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date of the Plan), the Committee may adopt such amendment to the Plan and applicable Award agreements or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

13.9.	Clawback. Notwithstanding any of the foregoing, if the Company’s reported financial results become subject to a material negative restatement, the Committee may require any current or former Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act to pay to the Company an amount corresponding to each Award to that Participant under Plan, or portion of such Award, that the Committee determines would not have been granted or paid if the Company’s results as originally published had been equal to the Company’s results as subsequently restated, provided that (a) any requirement or claim under this Section will apply only with respect to Participants who were reporting persons at the time the applicable amounts were awarded or paid, and (b) any requirement or claim under this Section must be made, if at all, within five years after the date the amount claimed was originally paid by the Company. The obligations of Participants who are reporting persons to make payments under this Section are independent of any involvement by those reporting persons in events that led to the restatement. The provisions of this Section are in addition to, not in lieu of, any remedies that the Company may have against any persons whose misconduct caused or contributed to a need to restate the Company’s reported results.

13.9.	Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.10.

Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.11.	Construction. All references in the Plan to “Section or Sections” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.12.	Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.13.	Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Virginia and construed accordingly.

13.14.	Effective Date of Plan; Termination of Plan. The Plan, as amended and restated herein, shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company. The Plan, as amended and restated herein, shall be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the Plan, as amended and restated herein, at any time and from time to time on or prior to October 22, 2023. Awards outstanding on such date shall remain in effect until they have been exercised or terminated, or have expired.

13.15.	Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country and shall comply with any applicable data privacy laws.

13.16.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.